Exhibit 4.51

FIRST AMENDMENT

THIS FIRST AMENDMENT to the Equity Purchase Agreement (as defined below) (the “Amendment”) is entered into as of July 30, 2024 (the “Effective Date”), by and between Lytus Technologies Holdings PTV. Ltd., a British Virgin Islands company (the “Company”), and Mast Hill Fund, L.P., a Delaware limited partnership (the “Investor”, and collectively with the Company, the “Parties”).

BACKGROUND

A. The Parties are the parties to that certain equity purchase agreement dated on or around June 3, 2024 (as amended from time to time, the “Equity Purchase Agreement”), a copy of which is attached hereto as Exhibit “A”; and

B. The Parties desire to amend the Equity Purchase Agreement as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Unless otherwise defined herein, terms defined in the Equity Purchase Agreement and used herein shall have the meanings given to them in the Equity Purchase Agreement.

2. The below definition of “Accelerated Put” shall be added to Section 1.1 of the Equity Purchase Agreement:

“Accelerated Put” means a Put received by the Investor during the period beginning on the Cooldown Waiver Notice Effective Time with respect to the immediately preceding Put and ending immediately prior to 3:00 p.m. in New York, NY. For the avoidance of doubt, if the Cooldown Waiver Notice Effective Time is on or after 3:00 p.m. in New York, NY, then the Company shall not be permitted to deliver an Accelerated Put to Investor on such date.

3. The below definition of “Cooldown Valuation Period” shall be added to Section 1.1 of the Equity Purchase Agreement:

“Cooldown Valuation Period” means the period beginning when the respective Accelerated Put is received by the Investor in accordance with the terms of this Agreement and ending at the start of the Valuation Period for the respective Accelerated Put.

4. The definition of “Market Price” in Section 1.1 of the Equity Purchase Agreement shall be replaced in the entirety with the following:

“Market Price” shall mean the lowest volume weighted average price of the Company’s Common Stock on the Principal Market on any Trading Day during the Valuation Period, provided, however, that with respect to an Accelerated Put, “Market Price” shall mean the lesser of the lowest volume weighted average price of the Company’s Common Stock on the Principal Market (i) on any Trading Day during the Valuation Period or (ii) during the Cooldown Valuation Period, in each case as reported by Quotestream or other reputable source designated by the Investor, subject to adjustment as provided in this Agreement, and provided, further, that if the aforementioned calculation of the Market Price is less than $0.10 for a respective Put then such Market Price for that Put shall instead mean the lowest closing bid price of the Company’s Common Stock on the Principal Market on any Trading Day during the Valuation Period (provided, however, that with respect to an Accelerated Put, such Market Price shall instead mean the lesser of the lowest closing bid price of the Company’s Common Stock on the Principal Market (i) on any Trading Day during the Valuation Period or (ii) during the Cooldown Valuation Period), in each case as reported by Quotestream or other reputable source designated by the Investor.

5. The first two sentences of Section 2.2(b) of the Equity Purchase Agreement shall be replaced with the following:

“A Put Notice shall be deemed delivered on (i) the Trading Day it is received by email by the Investor if such notice is received on or prior to 9:00 a.m. -in New York, NY (provided, however, that “on or prior to 9:00 am in New York, NY” in this sentence shall be replaced with “prior to 3:00 p.m. in New York, NY” in the case of an Accelerated Put). Except with respect to an Accelerated Put, the Company shall not deliver a Put Notice to the Investor during the period beginning on the Put Date of the immediately prior Put Notice and ending on the date that is four (4) Trading Days after the Clearing Date associated with the Common Stock of the immediately prior Put Notice (the “Cooldown Period”).”

6. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Equity Purchase Agreement. Except as specifically modified hereby, all of the provisions of the Equity Purchase Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the date first above written.

LYTUS TECHNOLOGIES HOLDINGS PTV. LTD.		Mast Hill Fund, L.P.

By:	/s/ Dharmesh Pandya	By:	/s/ Patrick Hassani
Name:	Dharmesh Pandya	Name:	Patrick Hassani
Title:	Chief Executive Officer	Title:	Chief Investment Officer

Exhibit A

(see attached)